Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of Colony Bankcorp, Inc. of our reports dated March 13, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Colony Bankcorp, Inc., appearing in the Annual Report on Form 10-K of Colony Bankcorp, Inc. for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Mauldin & Jenkins, LLC
Mauldin & Jenkins, LLC

Albany, Georgia

August 25, 2026

MAULDIN & JENKINS, LLC • 2911 MEREDYTH DRIVE • POST OFFICE BOX 71549 • ALBANY, GEORGIA 31708-1549

229-446-3600 • FAX 229-446-3664 • www.mjcpa.com

MEMBERS OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS